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                                                                    Exhibit 99.1
[Antex Letterhead]


FOR IMMEDIATE RELEASE:


Contact:    Theresa M. Stevens            John Seng
            ANTEXBIOLOGICS                Katie Froeb
            (301) 590-0129                SPECTRUM Science Public Relations
            www.AntexBiologics.com        (202) 955-6222

                     ANTEX BIOLOGICS TAKES ADDITIONAL STEPS
                          TO ENHANCE SHAREHOLDER VALUE
                     BOARD EFFECTS ONE-FOR-FIVE STOCK SPLIT

(Gaithersburg, Md.) July 11, 2000 -- Antex Biologics announced that its Board of Directors has declared a 1 for 5 reverse split of the Company's common stock with an Effective Date of July 20, 2000 as part of Antex's ongoing effort to enhance shareholder value and the marketability of its common stock. The Company believes that a higher share price, together with the Company's performance in new product discovery, its marketing partnerships with leading pharmaceutical companies, and its strong balance sheet, will make the stock more attractive to both private and institutional investors.

"The Board believes this is in the best interest of Antex and its shareholders, and that increasing the share price of the common stock through a reverse stock split should better suit the preferences of institutional investors and brokerage firms, thereby increasing shareholder value and potentially providing better liquidity for our shareholders," said Dr. V. M. Esposito, President, CEO and Chairman of the Board of Antex. "The Company considers that the relatively low current share price of the common stock, when compared with other publicly traded biotechnology companies, does not reflect the positive value of Antex and the market potential of its products."

Antex develops vaccines and antibiotics to prevent and treat infections and related diseases. The Company's products in development have significant revenues and earnings potential. Infectious diseases are the leading cause of death worldwide and are still the third leading cause of mortality in the United States today. The vaccine industry generates over $7 billion in revenues worldwide and is growing at 15% annually. The antibiotics market is achieving revenues over $32 billion worldwide with greater than 15% annual growth.

From its beginning, Antex has developed three strong platform technologies, ART(TM), NST(TM), and VEP(TM), and has discovered many proteins for new vaccines and novel antibacterial targets. Antex's VEP platform technology, which capitalizes on the explosion of genomic information by integrating NST with genomic expression profiling, functional genomics and proteomics, is keeping Antex at the forefront in the latest endeavors of biotechnology. The

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Antex Biologics Takes Additional Steps to Enhance Shareholder Value
July 11, 2000
Page 2

strength of Antex's science has met international recognition and is the subject of over 100 issued worldwide patents. These technologies and discoveries were the keystones for forging strategic alliances with major pharmaceutical companies including Aventis Pasteur, SmithKline Beecham, and Pfizer, who are responsible for developing and commercializing Antex-licensed vaccines. Another of Antex's partners is the U.S. Department of Defense ("DoD"), that is providing R&D funding toward the development of the vaccine components for Traveler's Disease, including the human clinical trials for Antex's CAMPYVAX(TM), a vaccine for Campylobacter infections, and the preclinical and clinical development of the Shigella and E. coli components. Antex has discovered additional proprietary vaccine candidates that are available for partnering, which is included within Antex's business strategy.

To achieve its long-term goals, Antex is developing products to address the unmet clinical needs of chronic bacterial infections. Antex is leading the field with its HELIVAX(TM), a vaccine for Helicobacter pylori infections, currently in human clinical development. Antex is developing ACTIVAX(TM), the combined Traveler's Disease vaccine, with funding from the DoD, and retains all commercialization rights to the vaccine. Another area of Antex expertise includes Chlamydia trachomatis, the bacteria responsible for sexually transmitted diseases, and Chlamydia pneumoniae which causes respiratory infections and has been associated with heart disease and Alzheimer's disease. Antex has vaccines in preclinical development for these serious long-term infections. Also, within Antex's pipeline of products are new chemical entities that are being developed as antibiotics for nosocomial (hospital acquired) infections and other specific bacterial pathogens. These exciting discoveries, being developed by Antex's wholly owned subsidiary, Antex Pharma, were featured by Business Week in its January 31, 2000 Edition, under "Technologies to Watch."

"We are committed to bringing these products to market, to identifying new products and technologies, and to leveraging Antex discoveries in disease areas that are outside of our product focus by forming additional strategic alliances. We believe that with our products and discoveries, together with our newly expanded state-of-the-art facility and the recently completed private placement, we can achieve dramatic growth and long term success," said Theresa
M. Stevens, VP Corporate Development, at Antex.

"At the Annual Meetings in 1998 and 1999, Antex's shareholders overwhelmingly approved the amendment to the Certificate of Incorporation to give the Board of Directors the authority to effect a reverse stock split of the Company's common stock. These votes truly showed our shareholders' confidence in our business strategy and signifies their tremendous support for Antex," continued Dr. Esposito.

The Company will exchange pre-split stock certificates for new certificates in the name of Antex Biologics. Cash will be paid in lieu of issuing fractional shares of common stock as a result of the reverse stock split. Except for the payment of cash in lieu of a fractional share, the reverse stock split will not affect any stockholder's proportionate equity interest in the Company, nor will



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Antex Biologics Takes Additional Steps to Enhance Shareholder Value
July 11, 2000
Page 3

it change any of the rights of holders of common stock. After the reverse stock split, the Company will have approximately 10,340,000 shares of common stock outstanding.

Antex Biologics is a biopharmaceutical company committed to developing and marketing new products to prevent and treat infections and related diseases. The Company has three vaccine products in clinical development and has strategic alliances with SmithKline Beecham, Aventis Pasteur, Pfizer and the U.S. Department of Defense. The Company's common stock is quoted on the OTC Bulletin Board under the ticker symbol ANTX.

Statements contained herein that are not historical facts regarding the ability to maintain a higher stock price and increase shareholder value may be forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statements made by the Company. Such factors are fully described in the Company's Form 10-KSB filed with the United States Securities and Exchange Commission, and include, but are not limited to: (i) the Company's ability to fund its future operations; (ii) the Company's ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iii) the Company's ability to obtain required governmental approvals; (iv) the Company's ability to attract and/or maintain manufacturing, sales, distribution and marketing partners; and (v) the Company's ability to develop and commercialize its products before its competitors.

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